Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Navigant Consulting, Inc.:

We consent to the incorporation by reference in the registration statement (Nos. 333-141256, 333-149427, 333-181581 and 333-204213) on Form S-8 of Navigant Consulting, Inc. of our reports dated February 15, 2016, with respect to the consolidated balance sheets of Navigant Consulting, Inc. and subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2015, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2015, which reports appear in the annual report on Form 10-K of Navigant Consulting, Inc. Our report on the financial statements referenced above for the period ended December 31, 2015 refers to a change in the method for classification of deferred taxes within the balance sheet due to the adoption of Accounting Standards Update No. 2015-17, Balance Sheet Classification of Deferred Taxes.

/s/ KPMG LLP

Chicago, Illinois

February 15, 2016